Exhibit 23.2

Crowe Clark Whitehill LLP
Chartered Accountants
St Bride’s House, 10 Salisbury Square
London EC4Y 8EH, UK
Tel:  +44 (0)20 7842 7100Fax: +44 (0)20 7842 1720
DX: 0014 London Chancery Lane
www.croweclarkwhitehill.co.uk

The Board of Directors and Stockholders
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California 95119

Consent Of Independent Registered Public Accounting Firm

We consent to the use of our report dated  May 1, 2009 on the February 28, 2009 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011 incorporated herein by reference.  We also consent to the reference to us under the heading “Experts” in the prospectus.

On 1 October 2010, Horwath Clark Whitehill LLP changed its name to Crowe Clark Whitehill LLP.

/s/ Crowe Clark Whitehill LLP

London, England
May 13, 2011